                                                                    EXHIBIT 99.1

NEWS RELEASE                                          [CENTENE CORPORATION LOGO]


Contact: Centene Corporation
         Karey L. Witty
         Chief Financial Officer
         (314) 725-4477

         Lisa M. Wilson
         Investor Relations Department
         (212) 759-3929

     CENTENE CORPORATION REPORTS SIXTEENTH CONSECUTIVE QUARTER OF INCREASED
                                 PROFITABILITY

ST. LOUIS, MISSOURI (July 28, 2003) -- Centene Corporation (Nasdaq: CNTE) today announced its financial results for the quarter ended June 30, 2003.

SECOND QUARTER HIGHLIGHTS

- Revenues of $186.2 million, a 73% increase over the second quarter of 2002.

- Earnings from operations of $10.3 million, a 34% increase over the second quarter of 2002 reflecting the integration of new business which provides a basis for sustainable margin expansion.

-     Three-for-two split of Centene stock in the form of a 50% stock dividend.

-     Earnings per diluted share of $0.43, or $0.65 on a pre-split basis.

-     Organic membership growth of 30% over second quarter of 2002.

-     Days in claims payable of 52, in the Company's target range of 50-55.

- Health benefits ratio of 83.3%, within the Company's target range of 82% to 83.5%; at forecasted levels for New Jersey and at 82.4% for the Medicaid component.

- Agreement by Centene's Texas subsidiary Superior HealthPlan to acquire the Medicaid-related contract rights of HMO Blue Texas in the San Antonio market.

Michael F. Neidorff, Centene's president and chief executive officer, said, "We are pleased to announce our sixteenth quarter of consecutive profitability and growth, and are proud to again deliver predictable and sustainable operating results which are fully in-line with our expectations. These results reflect our ongoing success in working within the states in which we operate to provide optimal care for our recipients while helping them to manage their healthcare cost objectives."

"Our margin protection programs, which combine policy changes and rate increases, continue to yield strong and consistent results. We recently received notification that our rates in Texas, which are subject to Centers for Medicare and Medicaid Services (CMS) approval, would reflect a 6.3% composite Medicaid rate increase effective September 1, 2003. Importantly, we received positive rate adjustments in each of our Texas service areas. We are currently in negotiations with the state of Texas regarding our SCHIP premium rates and expect the state to "buy-down" the rates with changes in benefits. Concurrently, Texas is planning to reduce the physician fee schedule by up to 5%, which in turn lowers our cost. New Jersey has approved a 6.2% increase, effective July 1, 2003; and we are awaiting CMS approval to expand our footprint throughout the entire state and be operating in all 21 counties. We are still in negotiations with New Jersey regarding our SSI rates. We remain confident that our approach to working with the states is positive and effective," concluded Neidorff.

The following table depicts membership in Centene's managed care organizations by state at June 30, 2003 and 2002:

                  2003           2002
                  ----           ----
Wisconsin        145,600       123,900
Texas            131,400        61,900
Indiana          109,000        92,800
New Jersey        52,700          --
                 -------       -------
TOTAL            438,700       278,600
                 =======       =======


The following table depicts membership in Centene's managed care organizations by member category at June 30, 2003 and 2002:

                2003          2002
                ----          ----
Medicaid       361,700       250,800
SCHIP           68,800        25,200
SSI              8,200 (a)     2,600
               -------       -------
TOTAL          438,700       278,600
               =======       =======


(a)   4,300 at-risk; 3,900 ASO

STATEMENT OF EARNINGS HIGHLIGHTS

      - For the second quarter of 2003, revenues increased 73% to $186.2 million from $107.6 million in the second quarter of 2002.

      - The health benefits ratio, which reflects medical costs as a percent of premium revenues, was 83.3% for the second quarter of 2003, with the Medicaid component steady at 82.4% and compared to 82.0% for the same period in 2002. Both ratios were within the Company's targeted range of 82.0% to 83.5%. The Company experienced a slight increase in this ratio due to the addition of SSI risk members in New Jersey in December 2002. As previously reported, the health benefits ratio for SSI is affected by a low membership base; the Company expects this ratio to be more volatile until the Company has achieved a critical mass in this population base.

      - General and administrative expenses as a percent of revenues on the Company's Medicaid business has consistently decreased, and was 10.3% for the second quarter of 2003 as compared to 10.9% in the second quarter of 2002 and 10.5% in the first quarter of 2003. Including the effects of the Company's specialty business, which the Company entered into during the first quarter of 2003 and which has a higher level of general and administrative expenses, the combined general and administrative expense ratio was 11.2%.

      - Earnings from operations increased to $10.3 million in the second quarter of 2003 from $7.7 million in the comparable period of 2002. Net earnings improved to $7.7 million, or

            $0.43 per diluted share, compared to $5.2 million, or $0.30 per diluted share, for the second quarter of 2002.

      - For the six months ended June 30, 2003, revenues increased 78.8% to $363.7 million from $203.4 million for the same period in the prior year. The health benefits ratio was 83.3%, with the Medicaid component steady at 82.4%, and compares to 82.2% for the same period in 2002. General and administrative expenses as a percent of revenues for the Medicaid segment decreased to 10.4% from 11.0%, and was slightly higher on a combined basis, reflecting the addition of the Company's specialty segment. Earnings from operations increased 46.5% to $20.5 million from $14.0 million in 2002. Net earnings improved to $14.9 million, or $0.83 per diluted share.

BALANCE SHEET HIGHLIGHTS

At June 30, 2003, the Company had cash and investments of $169.4 million, a portion of which is restricted due to state regulatory requirements. Medical claims liabilities totaled $87.1 million, representing 52 days in claims payable. The Company continues to experience improved claims turnaround time contributing to its overall claims efficiencies, thereby reducing claims inventory levels in sequential quarters. A full reconciliation of the Company's change in days in claims payable from the immediately preceding quarter is highlighted below:

Physician Bonus ...............  (2.2)
Pharmacy Accrual Changes ......   1.2
Faster Payment Turn-Around.....  (3.6)
Lower Ending Inventory ........  (1.5)
                                 ----
         Total ................  (6.1)
                                 ====

OUTLOOK

Karey L. Witty, Centene's chief financial officer, commented, "Our 2003 revenue guidance is expected to be in the range of $765 million to $768 million and reflects the addition of the 21,000 HMO Blue Texas members, effective August 1, 2003. We anticipate net earnings of $1.77 to $1.80 per diluted share, based on
17.8 million shares outstanding.

CONFERENCE CALL

As previously announced, the Company will host a conference call tomorrow, July 29, 2003, at 8:30 a.m. (Eastern Time) to review the financial results for the second quarter ended June 30, 2003, and to discuss its business outlook. Michael
F. Neidorff and Karey L. Witty will host the conference call. Investors are invited to participate in the conference call by dialing 800-273-1254 in the U.S. and Canada, 706-679-8592 from abroad, or via a live Internet broadcast on the Company's website at www.centene.com, under the Investor Relations section. A replay will be available for on demand listening shortly after the completion of the call until 11:59 PM Eastern on August 12, 2003 at the aforementioned URL, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 from abroad, and entering access code 1488323.

ABOUT CENTENE CORPORATION

Centene Corporation provides managed care programs and related services to individuals receiving benefits under Medicaid, including Supplemental Security Income (SSI), and the State Children's Health Insurance Program (SCHIP). The Company operates health plans in Wisconsin, Texas, Indiana and New Jersey. In addition, the Company contracts with other healthcare organizations to provide specialty services including behavioral health, nurse triage and pharmacy compliance.

The information provided in the second paragraph following the bullet listing under "Second Quarter Highlights," the second bullet under "Statement of Earnings Highlights" and the paragraph under "Outlook" above contain forward-looking statements that relate to future events and future financial performance of Centene. These forward-looking statements represent the Company's estimates as of July 28, 2003. Subsequent events and developments may cause the Company's estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene's ability to accurately predict and effectively manage health benefits and other operating expenses, competition, changes in healthcare practices, changes in federal or state laws or regulations, inflation, provider contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare. The expiration, cancellation or suspension of Centene's Medicaid managed care contracts by state governments would also negatively affect Centene.

                                 [Tables Follow]

                      CENTENE CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                JUNE 30,       DECEMBER 31,
                                                                                                  2003             2002
                                                                                              -----------      ------------
                                                                                              (UNAUDITED)
                                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents ............................................................         $ 43,422        $ 59,656
  Premium and related receivables, net of allowances of $246 and $219, respectively ....           16,739          16,773
  Short-term investments, at fair value (amortized cost $9,396 and $9,687, respectively)            9,405           9,571
  Deferred income taxes ................................................................            1,688           2,846
  Other current assets .................................................................            6,574           4,243
                                                                                                 --------        --------
    Total current assets ...............................................................           77,828          93,089
LONG-TERM INVESTMENTS, at fair value (amortized cost $94,813 and $78,025,
  respectively) ........................................................................           96,489          79,666
RESTRICTED DEPOSITS, at fair value (amortized cost $19,840 and $15,561,
  respectively) ........................................................................           20,068          15,762
PROPERTY AND EQUIPMENT, net ............................................................            8,202           6,295
INTANGIBLE ASSETS, net .................................................................           13,039          10,695
DEFERRED INCOME TAXES ..................................................................              726             472
OTHER ASSETS ...........................................................................            4,062           4,348
                                                                                                 --------        --------
    Total assets .......................................................................         $220,414        $210,327
                                                                                                 ========        ========
                               LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Medical claims liabilities ...........................................................         $ 87,101        $ 91,181
  Accounts payable and accrued expenses ................................................            9,810          10,748
  Other current liabilities ............................................................               30              --
                                                                                                 --------        --------
    Total current liabilities ..........................................................           96,941         101,929
OTHER LIABILITIES ......................................................................            5,641           5,334
                                                                                                 --------        --------
    Total liabilities ..................................................................          102,582         107,263
MINORITY INTEREST ......................................................................                7             881
STOCKHOLDERS' EQUITY:
  Common stock, $.001 par value; authorized 40,000,000 shares;
    16,606,059 and 16,243,649 shares issued and outstanding, respectively ..............               17              16
  Additional paid-in capital ...........................................................           73,026          72,372
Accumulated other comprehensive income:

  Net unrealized gain on investments, net of tax .......................................            1,204           1,087
Retained earnings ......................................................................           43,578          28,708
                                                                                                 --------        --------
  Total stockholders' equity ...........................................................          117,825         102,183
                                                                                                 --------        --------
  Total liabilities and stockholders' equity ...........................................         $220,414        $210,327
                                                                                                 ========        ========

                      CENTENE CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF EARNINGS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                      THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                           JUNE 30,                            JUNE 30,
                                                ------------------------------      ------------------------------
                                                    2003              2002             2003                2002
                                                    ----              ----             ----                ----
                                                         (UNAUDITED)                          (UNAUDITED)
REVENUES:
  Premiums ................................     $    182,900      $    107,503      $    359,112      $    203,152
  Services ................................            3,332               107             4,554               211
                                                ------------      ------------      ------------      ------------
    Total revenues ........................          186,232           107,610           363,666           203,363
                                                ------------      ------------      ------------      ------------
EXPENSES:
  Medical costs ...........................          152,404            88,109           299,311           167,053
  Cost of services ........................            2,613                86             3,588               168
  General and administrative expenses .....           20,879            11,697            40,284            22,162
                                                ------------      ------------      ------------      ------------
    Total operating expenses ..............          175,896            99,892           343,183           189,383
                                                ------------      ------------      ------------      ------------
      Earnings from operations ............           10,336             7,718            20,483            13,980
OTHER INCOME (EXPENSE):
  Investment and other income, net ........            1,257               976             2,231             1,891
  Interest expense ........................               (4)              (11)              (31)              (11)
                                                ------------      ------------      ------------      ------------
      Earnings before income taxes ........           11,589             8,683            22,683            15,860
INCOME TAX EXPENSE ........................            4,462             3,449             8,695             6,327
MINORITY INTEREST .........................              581                --               881                --
                                                ------------      ------------      ------------      ------------
    Net earnings ..........................     $      7,708      $      5,234      $     14,869      $      9,533
                                                ============      ============      ============      ============
EARNINGS PER COMMON SHARE, BASIC:
    Net earnings per common share .........     $       0.47      $       0.34      $       0.91      $        0.62
EARNINGS PER COMMON SHARE, DILUTED:
    Net earnings per common share .........     $       0.43      $       0.30      $       0.83      $        0.56
SHARES USED IN COMPUTING PER SHARE AMOUNTS:
  Basic ...................................       16,484,945        15,483,915        16,409,291        15,311,427
  Diluted .................................       17,803,016        17,319,569        17,829,558        17,152,775


                      CENTENE CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                  SIX MONTHS ENDED
                                                                                       JUNE 30,
                                                                              ------------------------
                                                                                 2003          2002
                                                                                 ----          ----
                                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings ..........................................................     $  14,869      $  9,533
  Adjustments to reconcile net earnings to net cash provided by operating activities --
      Depreciation and amortization .....................................         2,761           975
      Stock compensation expense ........................................           108            49
      Minority interest .................................................          (881)           --
      Gain on sale of investments .......................................          (777)         (307)
      Loss on disposal of equipment .....................................            44            --
  Changes in assets and liabilities --
    Decrease (increase) in premium and related receivables ..............         1,205          (492)
    Increase in other current assets ....................................        (2,065)       (1,676)
    Decrease (increase) in deferred income taxes ........................           836          (555)
    Decrease (increase) in other assets .................................           286          (106)
   (Decrease) increase in medical claims liabilities ....................        (4,081)        3,992
    Decrease in accounts payable and accrued expenses ...................        (3,248)       (2,497)
    Increase in other current liabilities ...............................            30            --
    Increase in other liabilities .......................................           308            --
                                                                              ---------      --------
      Net cash provided by operating activities .........................         9,395         8,916
                                                                              ---------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment ....................................        (2,561)       (2,431)
  Purchase of investments ...............................................      (103,310)      (87,328)
  Sales and maturities of investments ...................................        83,196        29,093
  Contract acquisitions .................................................          (561)           --
  Investment in subsidiary ..............................................        (1,734)       (3,193)
  Proceeds from disposal of equipment ...................................            11            --
                                                                              ---------      --------
      Net cash used in investing activities .............................       (24,959)      (63,859)
                                                                              ---------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of common stock ............................            --        10,304
  Extinguishment of acquired liabilities ................................        (1,218)           --
  Proceeds from exercise of stock options ...............................           548           108
                                                                              ---------      --------
      Net cash (used in) provided by financing activities ...............          (670)       10,412
                                                                              ---------      --------
      Net decrease in cash and cash equivalents .........................       (16,234)      (44,531)
                                                                              ---------      --------
CASH AND CASH EQUIVALENTS, beginning of period ..........................        59,656        88,867
                                                                              ---------      --------
CASH AND CASH EQUIVALENTS, end of period ................................     $  43,422      $ 44,336
                                                                              =========      ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid .........................................................     $      42      $     --
  Income taxes paid .....................................................     $   8,580      $  9,282


                               CENTENE CORPORATION
                           SUPPLEMENTAL FINANCIAL DATA

                                                        Q2          Q1          Q4          Q3
                                                       2003        2003        2002        2002
                                                       ----        ----        ----        ----
MEMBERSHIP
    Wisconsin ..................................     145,600     139,100     133,000     126,800
    Texas ......................................     131,400     122,700     118,000      67,800
    Indiana ....................................     109,000     104,800     105,700     101,500
    New Jersey .................................      52,700      52,700      52,900          --
                                                     -------     -------     -------     -------
          Total ................................     438,700     419,300     409,600     296,100
                                                     =======     =======     =======     =======

    Medicaid ...................................     361,700     344,700     336,100     264,100
    SCHIP ......................................      68,800      66,600      65,900      29,400
    SSI ........................................       8,200       8,000       7,600       2,600
                                                     -------     -------     -------     -------
          Total ................................     438,700     419,300     409,600     296,100
                                                     =======     =======     =======     =======

REVENUE PER MEMBER .............................     $142.26     $142.06     $134.08     $133.20

CLAIMS

    Period-end Inventory .......................     109,865     144,465     150,717     140,432
    Average Inventory ..........................      85,412     131,382      73,800      51,700
    Period-end Inventory per Member ............        0.25        0.34        0.37        0.47

DAYS IN CLAIMS PAYABLE(B) ......................        52.0        58.1        71.8        62.7

(b) Days in Claims Payable is a calculation of Medical Claims Liabilities at the end of the period divided by average medical costs per calendar day for such period.

ANNUALIZED RETURN ON EQUITY(C)                          27.1%       27.0%       27.7%       27.5%

(c) Annualized Return on Equity is calculated as follows: (net income for quarter x 4) divided by ((beginning of period equity + end of period equity) divided by 2).


HEALTH BENEFITS RATIO BY CATEGORY:

                                THREE MONTHS ENDED       SIX MONTHS ENDED
                                      JUNE 30,                JUNE 30,
                                ------------------      ------------------
                                 2003        2002        2003        2002
                                 ----        ----        ----        ----
Medicaid (excluding SSI)         82.4%       82.0%       82.4%       82.2%
SSI ....................        103.3          --       103.7          --
    Total ..............         83.3        82.0        83.3        82.2


GENERAL AND ADMINISTRATIVE EXPENSE RATIO BY BUSINESS SEGMENT:

                              THREE MONTHS ENDED      SIX MONTHS ENDED
                                   JUNE 30,                JUNE 30,
                              ------------------      -----------------
                              2003        2002        2003        2002
                              ----        ----        ----        ----
Medicaid Managed Care         10.3%       10.9%       10.4%       11.0%
Specialty Services ..         32.2          --        30.2          --
    Total ...........         11.2        10.9        11.1        11.0

                           MEDICAL CLAIMS LIABILITIES
                                 (IN THOUSANDS)

Four rolling quarters of the changes in medical claims liabilities are summarized as follows:

BALANCE, JUNE 30, 2002     $  63,557
Acquisitions .........        16,230(d)
Incurred related to:
   Current period ....       535,975
   Prior period ......       (24,249)
                           ---------
      Total incurred .       511,726
                           ---------
Paid related to:
   Current period ....       467,744
   Prior period ......        36,668
                           ---------
      Total paid .....       504,412
                           ---------
BALANCE, JUNE 30, 2003     $  87,101
                           =========

(d) Includes reserves acquired in connection with the acquisition of 80% of the outstanding capital stock of University Health Plans, Inc.

Our claims reserving process utilizes a consistent actuarial methodology to estimate our ultimate liability. Any reduction in the "Incurred related to:
Prior period" claims may be offset as we actuarially determine "Incurred related to: Current period." As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. We believe we have consistently applied our claims reserving methodology in each of the periods presented.